Contact:	Randall Weisenburger 212-415-3393

FOR IMMEDIATE RELEASE

NEW YORK, July 26, 2005 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the second quarter of 2005 increased 10% to $225.8 million from $206.1 million in the second quarter of 2004. Diluted earnings per share in the second quarter of 2005 increased 13% to $1.24 per share from $1.10 per share in the second quarter of 2004.

Worldwide revenue increased 9% to $2,615.8 million from $2,407.8 million in the second quarter of 2004. Domestic revenue for the second quarter of 2005 increased 9% to $1,427.7 million from $1,305.0 million in the second quarter of 2004. International revenue increased 8% to $1,188.1 million from $1,102.8 million in the second quarter of 2004.

Net income for the six months ended June 30, 2005 increased 10% to $376.3 million from $341.7 million in the same period in 2004. Diluted earnings per share for the six months ended June 30, 2005 increased 13% to $2.05 per share in 2005 from $1.81 per share in the same period in 2004.

Worldwide revenue for the six months ended June 30, 2005 increased 8% to $5,018.8 million from $4,639.2 million in the same period in 2004. Domestic revenue for the six months ended June 30, 2005 increased 9% to $2,739.8 million from $2,520.3 million in the same period in 2004. International revenue for the six months ended June 30, 2005 increased 8% to $2,279.0 million from $2,118.9 million in the same period in 2004.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global advertising, marketing and corporate communications company. Omnicom's branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our second quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended June 30	2005	2004
Revenue	$2,615.8	$2,407.8

Operating expenses	2,233.8	2,064.1

Operating profit	382.0	343.7

Net interest expense	14.3	7.3

Income before income taxes	367.7	336.4

Income taxes	124.3	113.1

Income after income taxes	243.4	223.3

Equity in affiliates	5.0	4.9
Minority interests	(22.6)	(22.1)

Net income	$ 225.8	$ 206.1

Earnings per share
Basic	$ 1.24	$ 1.10
Diluted	$ 1.24	$ 1.10

Weighted average shares (in millions)
Basic	181.4	186.8
Diluted	182.8	188.2

Dividend declared per share	$ 0.225	$ 0.225

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Six Months Ended June 30	2005	2004
Revenue	$5,018.8	$4,639.2

Operating expenses	4,379.5	4,066.1

Operating profit	639.3	573.1

Net interest expense	26.4	17.7

Income before income taxes	612.9	555.4

Income taxes	210.5	186.7

Income after income taxes	402.4	368.7

Equity in affiliates	10.2	7.3
Minority interests	(36.3)	(34.3)

Net income	$ 376.3	$ 341.7

Earnings per share
Basic	$ 2.07	$ 1.82
Diluted	$ 2.05	$ 1.81

Weighted average shares (in millions)
Basic	182.0	187.3
Diluted	183.5	188.8

Dividend declared per share	$ 0.450	$ 0.450